Exhibit 16B to Form N-SAR

March 31, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Exhibit 16A with regard to Item 77K of Form N-SAR dated March 31, 2006 of Oppenheimer Portfolio Series (comprising, the Conservative Investor Fund, Moderate Investor Fund, Aggressive Investor Fund and Active Allocation
Fund) for the Funds' fiscal period from April 5, 2005 (commencement of operations) to January 31, 2006, and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                              ERNST & YOUNG LLP